Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2018 RESULTS

NEW YORK, August 28, 2018— J.Crew Group, Inc. (the “Company”) today announced financial results for the second quarter and first half of fiscal 2018.

Second Quarter highlights:

•	Total revenues increased 3% to $587.6 million. Comparable company sales increased 5% following a decrease of 5% in the second quarter last year.
•	J.Crew sales decreased 5% to $428.9 million. J.Crew comparable sales increased 1% following a decrease of 8% in the second quarter last year.
•	Madewell sales increased 29% to $121.7 million. Madewell comparable sales increased 28% following an increase of 12% in the second quarter last year.
•	Gross margin increased to 38.5% from 38.2% in the second quarter last year.
•

Selling, general and administrative expenses were $192.7 million, or 32.8% of revenues, compared to $209.1 million, or 36.6% of revenues in the second quarter last year. This year and last year include transformation, transaction and severance costs of $1.8 million and $27.7 million, respectively. This year also includes a $7.3 million benefit related to the lease termination payment in connection with our corporate office relocation. Excluding these items, selling, general and administrative expenses were $198.2 million, or 33.7% of revenues, compared to $181.4 million, or 31.8% of revenues in the second quarter last year.

•

Operating income was $33.3 million compared to $4.8 million in the second quarter last year. The second quarter this year reflects the impact of the benefit related to the lease termination payment and transformation costs. The second quarter last year reflects the impact of transformation costs, transaction costs and non-cash impairment charges.

•

Net loss was $6.1 million compared to $18.5 million in the second quarter last year. The second quarter this year reflects the impact of the benefit related to the lease termination payment and transformation costs. The second quarter last year reflects the impact of transformation costs, transaction costs and non-cash impairment charges.

•

Adjusted EBITDA was $54.2 million compared to $65.3 million in the second quarter last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Jim Brett, Chief Executive Officer, remarked, “As we report an acceleration in comparable sales growth for the Company to 5%, we also celebrate a watershed moment as we return to positive comparable growth in our J.Crew brand for the first time in four years and continued stellar performance at Madewell with 28% comparable sales growth – which we believe puts Madewell solidly on a path to becoming a $1 billion brand. Achieving these results prior to our September 10th planned launch of the New Crew is a reflection of the foundation that has been built over the last year. Our financial results reflect revenue growth, continued expansion in gross margin and a marked shift in expense from significant costs last year that were needed to restructure our business, to planned investments this year in support of our aggressive strategic growth agenda – which we expect will allow us to scale the business and return to bottom line net profitability in the coming year. The third quarter will reflect the next evolution of our products, brands, experiences and culture, designed to reflect today’s America.”

First Half highlights:

•	Total revenues increased 3% to $1,128.0 million. Comparable company sales increased 3% following a decrease of 7% in the first half last year.

•	J.Crew sales decreased 6% to $820.7 million. J.Crew comparable sales decreased 3% following a decrease of 10% in the first half last year.
•	Madewell sales increased 34% to $237.5 million. Madewell comparable sales increased 29% following an increase of 12% in the first half last year.
•	Gross margin increased to 38.4% from 37.2% in the first half last year.
•

Selling, general and administrative expenses were $393.5 million, or 34.9% of revenues, compared to $419.6 million, or 38.3% of revenues in the first half last year. This year and last year include transformation, transaction and severance costs of $8.3 million and $46.5 million, respectively. This year also includes a $7.3 million benefit related to the lease termination payment. Excluding these items, selling, general and administrative expenses were $392.5 million, or 34.8% of revenues, compared to $373.1 million, or 34.0% of revenues in the first half last year.

•

Operating income was $32.4 million compared with operating loss of $146.3 million in the first half last year. Operating income this year reflects the impact of the benefit related to the lease termination payment, non-cash impairment charges and transformation costs. Operating loss last year reflects the impact of non-cash impairment charges, transformation costs, transaction costs and severance costs.

•

Net loss was $40.0 million compared to $139.5 million in the first half last year. This year reflects the impact of the benefit related to the lease termination payment, non-cash impairment charges and transformation costs. Last year reflects the impact of non-cash impairment charges, transformation costs, transaction costs and severance costs.

•

Adjusted EBITDA was $91.1 million compared to $94.2 million in the first half last year. An explanation of the manner in which the Company uses Adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $34.7 million compared to $62.4 million at the end of the second quarter last year.
•	Inventories increased 38% to $412.9 million from $299.8 million at the end of the second quarter last year.
•

Total debt, net of discount and deferred financing costs, was $1,709 million compared to $1,721 million at the end of the second quarter last year. Additionally, there were $25 million of outstanding borrowings under the ABL Facility, with excess availability of $215 million, at the end of the second quarter this year. As of the date of this release, there were outstanding borrowings of approximately $67 million under the ABL Facility, with excess availability of approximately $225 million.

Debt Exchange and Refinancing

On July 13, 2017, the Company completed the following interrelated liability management transactions:

•

Private Exchange Offer.  An exchange offer in which $565.7 million principal outstanding of 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued by the Company’s parent were exchanged for (i) $249.6 million of 13% Senior Secured Notes due 2021 (the “Exchange Notes”) and (ii) shares of preferred and common stock of the Company’s parent.

•	Term Loan Amendment. An amendment of the Company’s term loan credit facility (the “Term Loan Facility”) to, among other things, facilitate the following related transactions:
o	the repayment of $150.5 million principal amount then outstanding under the Term Loan Facility;
o

the transfer of the remaining undivided ownership interest in the U.S. intellectual property rights of the J.Crew brand to a subsidiary of the Company which, together with the undivided ownership interest transferred in December 2016, represent 100% of the U.S. intellectual property rights of the J.Crew brand, and the execution of related license agreements;

o

the issuance of $97.0 million principal amount of an additional series of 13% Senior Secured Notes due 2021, subject to the same terms and conditions as the Exchange Notes, for cash at a 3% discount, the proceeds of which were loaned to the Company and were applied, in part, to finance the repayment of the $150.5 million principal amount of term loans referenced above; and

o

the raising of additional borrowings under the Term Loan Facility of $30.0 million, for cash at a 2% discount, provided by the Company’s sponsors, the net proceeds of which were also applied, in part, to finance the repayment of the $150.5 million principal amount of term loans referenced above.

For more information on the Private Exchange Offer and Term Loan Amendment, see the Company’s Form 10-Q for the quarterly period ended August 4, 2018.

Revenue Recognition

At the beginning of fiscal 2018, the Company adopted a pronouncement that clarified the principles of revenue recognition and standardized a comprehensive model for recognizing revenue arising from contracts with customers. The adoption was applied retrospectively to each prior period presented, with the cumulative effect of all fiscal years prior to those periods presented recorded to retained earnings. For more information on the adoption of the pronouncement, see the Company’s Form 10-Q for the quarterly period ended August 4, 2018.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least 12 months, (ii) e-commerce net sales, and (iii) shipping and handling fees. Due to the 53rd week in fiscal 2017, when calculating comparable company sales for fiscal 2018, the Company realigned the weeks of last year to be consistent with the current year retail calendar.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses Adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, August 28, 2018, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until September 4, 2018 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13682056.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of August 28, 2018, the Company operates 229 J.Crew retail stores, 122 Madewell stores, jcrew.com, jcrewfactory.com, madewell.com, and 175 factory stores (including 42 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, its ability to implement its real estate strategy, changes in demographic patterns, adverse or unseasonable weather or other interruptions in its foreign sourcing operations and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Second Quarter Fiscal 2018	Second Quarter Fiscal 2017	First Half Fiscal 2018	First Half Fiscal 2017
Net sales:		(As adjusted)		(As adjusted)
J.Crew	$428,891	$450,726	$820,756	$872,202
Madewell	121,650	94,177	237,491	177,557
Other	37,032	25,760	69,776	46,671
Total revenues	587,573	570,663	1,128,023	1,096,430
Cost of goods sold, including buying and occupancy costs	361,572	352,880	695,214	688,048
Gross profit	226,001	217,783	432,809	408,382
As a percent of revenues	38.5%	38.2%	38.4%	37.2%
Selling, general and administrative expenses	192,659	209,111	393,495	419,594
As a percent of revenues	32.8%	36.6%	34.9%	38.3%
Impairment losses	—	3,898	6,866	135,055
Operating income (loss)	33,342	4,774	32,448	(146,267)
As a percent of revenues	5.7%	0.8%	2.9%	(13.3)%
Interest expense, net	34,400	22,818	67,382	43,254
Loss before income taxes	(1,058)	(18,044)	(34,934)	(189,521)
Provision (benefit) for income taxes	5,036	434	5,085	(50,050)
Net loss	$(6,094)	$(18,478)	$(40,019)	$(139,471)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	August 4, 2018	February 3, 2018	July 29, 2017
Assets		(As adjusted)	(As adjusted)
Current assets:
Cash and cash equivalents	$34,742	$107,066	$62,426
Inventories	412,862	292,489	299,796
Prepaid expenses and other current assets	107,855	92,348	57,298
Refundable income taxes	6,761	1,622	4,495
Total current assets	562,220	493,525	424,015
Property and equipment, net	256,313	289,441	330,006
Intangible assets, net	305,025	308,702	313,161
Goodwill	107,900	107,900	107,900
Other assets	7,222	6,374	7,321
Total assets	$1,238,680	$1,205,942	$1,182,403

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$297,505	$232,480	$188,297
Other current liabilities	161,228	177,206	156,577
Due to Parent	39,771	38,210	20,959
Borrowings under the ABL Facility	25,300	—	—
Interest payable	22,632	21,914	6,769
Current portion of long-term debt	29,039	15,670	19,588
Total current liabilities	575,475	485,480	392,190
Long-term debt, net	1,680,371	1,697,812	1,701,887
Lease-related deferred credits, net	109,166	117,688	129,228
Deferred income taxes, net	35,584	27,752	94,853
Other liabilities	27,841	30,168	40,101
Stockholders’ deficit	(1,189,757)	(1,152,958)	(1,175,856)
Total liabilities and stockholders’ deficit	$1,238,680	$1,205,942	$1,182,403

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Second Quarter Fiscal 2018	Second Quarter Fiscal 2017	First Half Fiscal 2018	First Half Fiscal 2017
		(As adjusted)		(As adjusted)
Net loss	$(6.1)	$(18.5)	$(40.0)	$(139.5)
Provision (benefit) for income taxes	5.0	0.4	5.1	(50.1)
Interest expense	34.4	22.8	67.4	43.3
Depreciation and amortization (including intangible assets)	25.5	26.9	48.9	54.3
EBITDA	58.8	31.6	81.4	(92.0)
Impairment losses	—	3.9	6.9	135.1
Transformation costs	3.7	14.0	6.1	19.6
Monitoring fees	2.5	2.3	5.0	4.7
Charges related to workforce reductions	(0.9)	—	2.8	10.7
Share-based compensation	0.1	0.2	0.1	0.4
Transaction costs	(1.0)	13.7	(0.6)	16.2
Amortization of lease commitments	(1.7)	(0.4)	(3.3)	(0.5)
Lease termination payment	(7.3)	—	(7.3)	—
Adjusted EBITDA	54.2	65.3	91.1	94.2
Taxes paid	(0.8)	(0.8)	(0.8)	(0.8)
Interest paid	(21.0)	(19.6)	(63.1)	(41.5)
Changes in working capital	(1.4)	(43.2)	(97.2)	(61.5)
Cash flows from operating activities	31.0	1.7	(70.0)	(9.6)
Cash flows from investing activities	(11.9)	(11.9)	(19.1)	(20.2)
Cash flows from financing activities	(20.1)	(32.7)	17.5	(40.5)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.3)	0.7	(0.8)	0.5
Decrease in cash	(1.3)	(42.2)	(72.4)	(69.8)
Cash and cash equivalents, beginning	36.0	104.6	107.1	132.2
Cash and cash equivalents, ending	$34.7	$62.4	$34.7	$62.4

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.